Exhibit 10.4

AUDIOEYE, INC.

CONFIDENTIALITY, PROPRIETARY RIGHTS, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

THIS CONFIDENTIALITY, PROPRIETARY RIGHTS, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT  (this  “Agreement”)  is  entered  into  on  3/21/21  (the  “Effective  Date”)  by  and  between AUDIOEYE, INC., a Delaware corporation (the “Company”) and Chris Hundley (the “Employee”).

In consideration of the mutual covenants and promises of the parties hereto, including, without limitation, the employment or continued employment of the Employee by the Company and the Employee’s receipt of Confidential Information (as defined below)  and  access  to  customer  goodwill,  and  other  good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1.DEFINITIONS. All capitalized terms not defined elsewhere in this Agreement shall have the following meanings, unless the context clearly require otherwise.

“Company’s Business” means the business of (i) developing, marketing, selling, and licensing technology, software, and related products and services relating to ADA and other digital accessibility federal, state and local compliance requirements and (ii) such other business in which the Company is engaged, or actively preparing to engage, during the last year of the Employee’s employment with the Company or any of its affiliates.

“Intellectual Property Rights” means all rights in and to U.S. and foreign (i) patent applications, patents, patent disclosures, and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and works of authorship (whether copyrightable or not), including computer programs, and rights in data and databases, (iv) trade secrets, know- how, and other Confidential Information, and (v) all other intellectual property rights, in each case whether registered or unregistered, and including all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“Pre-Existing Intellectual Property Rights” means all Intellectual Property Rights owned by the Employee, whether solely or jointly with any third party, that were created or invented by the Employee prior to the Employee’s employment by the Company and relate in any way to the Company’s Business, including, but not limited to, any invention and works of authorship, and any registrations and applications arising from or related to the foregoing.

“Restricted Period” means a period of one (1) year following the termination of the Employee’s employment with the Company or, if later, with any of its affiliates, regardless of the reason for termination and whether caused by the Employee or the Company.

“Territory” means (i) the United States and, (ii) any other country(ies) in which the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services during the Employee’s employment with the Company or any of its affiliates.

“Work  Product”  means  all  writings,  technology,  inventions,  discoveries,  processes,  techniques,

or result from any work performed by the Employee for the Company (in each case, regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical, and electronic copies, and other tangible embodiments thereof. Work Product also includes, but is not limited to, contracts, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, market studies, notes, communications, algorithms, product designs, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, specifications, customer information, customer lists, advertising information, and sales information.

2.	CONFIDENTIALITY.
2.1	Confidential Information.

The Employee understands and acknowledges that during the course of employment by the Company, the Employee will have access to and learn about trade secret, confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company’s Business, and including but not limited to, existing and prospective customers, suppliers, distributors, investors, and other associated third parties (“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that unauthorized use or disclosure of the Confidential Information by the Employee will cause irreparable harm to the Company, for which remedies at law will not be adequate, and may also cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, and civil damages.

For purposes of this Agreement, Confidential Information also includes, but is not limited to, all information not generally known to the public or to the Company’s competitors, business plans, documents, research, operations, strategies, techniques, agreements, negotiations, know-how, trade secrets, computer software, operating systems, software design, databases, manuals, financial and accounting information, marketing and advertising information, pricing information, internal controls, sales information, designs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, and specifications, of the Company or of any other person or entity that has entrusted information to the Company in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

2.2Disclosure and Use Restrictions. The Employee agrees and covenants:
(i)to treat all Confidential Information as strictly confidential;
(ii)not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the Company’s Business and, in any event, not to anyone outside of the direct employ of the Company, except as required in the performance of any of the Employee’s authorized employment duties to the Company, and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(iii)not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance any of the Employee’s authorized employment duties to the Company or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).
2.3Permitted Disclosures. Nothing in this Agreement prohibits or restricts the Employee (or the Employee’s attorney) from filing a charge or complaint with the Securities and Exchange Commission (the “SEC”) or any self-regulatory organization or federal or state regulatory authority (collectively with the SEC, “Government Agencies”). The Employee further understands that this Agreement does not limit the Employee’s ability to communicate with or provide information to any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with reporting a possible securities law or other violation without notice to the Company. This Agreement does not limit the Employee’s right to receive an award for information provided to any Government Agencies.

Nothing in this Agreement in any way prohibits or is intended to restrict or impede the Employee from discussing the terms and conditions of the Employee’s employment with co-workers, exercising protected rights under Section 7 of the National Labor Relations Act, or exercising protected rights to the extent that such rights cannot be waived by agreement, or otherwise disclosing information as permitted by law.

2.4Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:
(i)The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and
(ii)If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
2.5Duration of Confidentiality Obligations. The Employee understands and acknowledges that the Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after the Employee’s employment by the Company until the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee’s behalf.

3.	PROPRIETARY RIGHTS.
3.1	Pre-Existing Intellectual Property Rights.

The Employee has attached as Exhibit “A” to this Agreement, or has attached to a previously executed version of this Agreement, a list describing with particularity any Pre-Existing Intellectual Property Rights, including, if applicable, titles and registration and application numbers. The Pre-Existing Intellectual Property Rights will be retained by the Employee and will not be owned by or assigned to the Company under this Agreement. If no list is attached as Exhibit “A” to this Agreement, and no list was attached to any previously executed version of this Agreement then the Employee hereby represents and warrants that there are no Pre- Existing Intellectual Property Rights.

To the extent that the Employee incorporates any Pre-Existing Intellectual Property Rights into any Work Product during the period of the Employee’s employment by the Company, the Employee hereby irrevocably grants to the Company a royalty-free, fully paid-up, perpetual, transferable, worldwide non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, offer to sell, sell, import, and otherwise distribute such Pre-Existing Intellectual Property Rights as part of or in connection with such Work Product, and to practice any method related thereto.

The Employee shall not incorporate any Pre-Existing Intellectual Property Rights or any Intellectual Property Rights that are owned by any third party, including any former employer, into any Work Product without obtaining the prior written consent of the Company.

3.2	Work Product. The Employee hereby acknowledges and agrees that:
(i)All right, title, and interest in and to all Work Product as well as any and all Intellectual Property Rights therein and all improvements thereto shall be the sole and exclusive property of the Company;
(ii)The Company shall have the unrestricted right (but not any obligation), in its sole and absolute discretion, to (a) use, commercialize, or otherwise exploit any Work Product or (b) file patent applications, copyright registration, or registration of any other Intellectual Property Rights, and prosecute or abandon such application prior to issuance or registration. No royalty or other consideration shall be due or owing to the Employee now or in the future as a result of such activities; and
(iii)The Work Product is and shall at all times remain the Confidential Information of the Company.
3.3Disclosure of Work Product; Maintenance of Records. During the Employee’s employment, the Employee shall promptly make written disclosures to the Company of all Work Product, and shall at all times keep and maintain adequate, current, accurate, and authentic records of all Work Product. Such records may be in the form of notes, drawings, flow charts, electronic files, notebooks, reports, or any other format that may be specified by the Company. The records shall at all times be the sole and exclusive property of the Company and the Employee agrees not to remove such records from the Company’s premises, except as may be expressly permitted by the Company in its written policies or by its prior written consent.
3.4Ownership and Assignment.  The Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Employee hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, the Employee’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights, including without limitation the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than the Company would have had in the absence of this Agreement.

3.5State Law Limitations on Assignment. The Employee understands and acknowledges that Work Product does not include, and any provision in this Agreement requiring the Employee to assign (or otherwise providing for ownership by the Company of) rights to Work Product does not apply to, any Work Product that the Employee develops entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for Work Product which either (i) relates at the time of creation directly to the Company’s Business, or actual or demonstrably anticipated research or development of the Company; or (ii) results from any work performed by the Employee for the Company.
3.6Further Assurances; Power of Attorney. During and after the Employee’s employment, the Employee agrees to reasonably cooperate with the Company at the Company’s expense to (i) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction throughout the world, and (ii) maintain, protect and enforce the same, including without limitation giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as may be requested by the Company. The Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Employee’s behalf in the Employee’s name and to do all other lawfully permitted acts to transfer legal ownership of the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Employee does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). This power of attorney is coupled with an interest and shall not be affected by the Employee’s subsequent incapacity.
3.7Moral Rights. To the extent any copyrights are assigned under this Section 3, the Employee hereby irrevocably waives in favor of the Company, to the extent permitted by applicable law, any and all claims the Employee may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all works of authorship to which the assigned copyrights apply.

4.	NON-COMPETITION AND NON-SOLICITATION.
4.1Acknowledgements. The Employee acknowledges that, through the Employee’s employment with the Company, the Employee will be exposed to and gain information concerning the Company and its operations, including Confidential Information. Moreover, through the Employee’s employment with the Company, the Employee may have direct contact with customers and may develop customer goodwill and relationships on behalf of the Company. If the Employee used such information and/or contacts, among other things, to compete with or assist another company or entity in competing with the Company, it would cause immediate, substantial and irreparable harm to the Company. The Employee represents to the Company that the Employee is willing and able, after any separation from the Company, to engage in a business that does not compete with the Company’s Business and that enforcement of the restrictions set forth below would not be unduly burdensome to the Employee. The Employee also acknowledges that the technology, software, and related products and services developed or provided by the Company and its affiliates relating to ADA-related and other digital accessibility compliance requirements and enhancements are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the Territory.
4.2Restrictions. The Employee hereby agrees and covenants that, during his employment with the Company and any of its affiliates and the Restricted Period, the Employee will not, either individually or as an employee, stockholder, partner, member, agent, independent contractor, consultant, controlling creditor, representative, interested party or otherwise, within the Territory, without the prior written consent of the Company, directly or indirectly:
(i)Engage in the Company’s Business or any other business activity that competes with the Company’s Business;
(ii)Perform services the same or substantially similar to those the Employee provided to the Company, or any other executive or managerial-level functions, for any person or entity engaged in the Company’s Business;
(iii)Recruit, solicit or hire; attempt to recruit, solicit or hire; or assist another person or entity to recruit, solicit or hire any current or former employee, or independent contractor of the Company with whom the Employee had contact while employed with the Company and who was employed by or contracted with the Company any time during the final year of the Employee’s employment with the Company, to leave the employment (or independent contractor relationship) thereof; or
(iv)(A) Attempt to solicit any customer, or active customer prospect, of the Company with whom the Employee had material contact, or about which he received or had access to Confidential Information, during the last year of the Employee’s employment with the Company for the purpose of offering, selling or providing any product or service related to or competitive with the Company’s Business to such customer or active customer prospect, (B) perform services related to or competitive with the Company’s Business for such customer or active customer prospect, or (C) assist another person or entity to engage in conduct prohibited by clauses (A) or (B) above if performed by the Employee.

In the event the Employee breaches this Section 4.2, the Restricted Period shall be extended by the amount of time that the Employee is in breach.

5.	NO LICENSE.

The Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him/her by the Company.

6.	EXIT AND OTHER OBLIGATIONS.

Upon (i) voluntary or involuntary termination of the Employee’s employment or (ii) the Company’s request at any time during the Employee’s employment, the Employee shall (a) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, smartphones, manuals, reports, files, books, compilations, email messages, thumb drives, or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Employee, whether they were provided to the Employee by the Company or created by the Employee in connection with the Employee’s employment by the Company; and (b) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Employee’s possession or control. Additionally, the Employee consents to the Company’s inspection, at any time, of any personal computers, phones and other storage devices belonging to the Employee to the extent they contain any Company property or materials, so that the Company can review and/or remove Company property maintained on such devices, and upon request the Employee shall immediately make those devices available to the Company.

7.	ACKNOWLEDGMENT.

The Employee acknowledges and agrees that the services to be rendered by the Employee to the Company are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of the Employee’s employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. The Employee further acknowledges that the amount of the Employee’s compensation reflects, in part, the Employee’s obligations and the Company’s rights under this Agreement; that the Employee has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; that the Employee will not be subject to undue hardship by reason of the Employee’s full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof; and that this Agreement is not a contract of employment for a particular period of time and shall not be construed as a commitment by either of the parties to continue an employment relationship for any certain period of time. Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the at-will status of the employment relationship between the Company and the Employee, pursuant to which either the Company or the Employee may terminate the employment relationship at any time, with or without cause, with or without notice.

By signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Agreement. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Confidential Information and Intellectual Property Rights, and that each and every one of the restraints is reasonable in respect to subject matter and length of time. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement, and that the Employee will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Agreement if either the Company prevails in such dispute.

8.	REMEDIES.

In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

9.	ADDITIONAL PROVISIONS.
9.1Successors and Assigns. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by the Employee without the prior written consent of the Company, and any such assignment without such prior written consent shall be null and void. The Company may assign this Agreement to any subsidiary or corporate affiliate in the Company or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, and upon any such assignment the references herein to the Company shall be deemed to include the assignee or successor. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
9.2Entire Agreement. This Agreement (including all Exhibits attached hereto) embodies the complete agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, that nothing contained herein shall supersede or replace any other covenants applicable to the Employee related to confidential or proprietary information, non-competition, or non-solicitation or any other post-separation obligations. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their respective successors, heirs, estates, representatives and permitted assigns. In the event of any inconsistency between the provisions of this Agreement and the Company’s Handbook, this Agreement shall control.
9.3Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed by the internal laws of, the State of Arizona, without regard to its conflict of law principles. Each party agrees that exclusive jurisdiction with respect to any dispute arising out of or related to this Agreement shall be in the state or federal courts located in Maricopa County, Arizona. THE PARTIES HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT.
9.4Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect. Any court of competent jurisdiction is authorized to “blue-pencil” any unenforceable or unreasonable portion of this Agreement to eliminate grammatically severable words, phrases, sentences, or paragraphs, or to step down overly broad restrictions, to the minimal extent necessary in order to render the remaining language enforceable and reasonable.

9.5Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Employee and the Company and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of its provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
9.6Survival. The provisions set forth in Sections 1, 2, 3, 4, 5, 6, 8, 9, and any other obligations of, and benefits afforded to, the Company and the Employee which by their express terms or clear intent should survive termination of the Employee’s employment with the Company, will survive and remain in full force and effect according to their terms.
9.7Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
9.8Notices. All notices, requests, demands, claims, consents and other communications which are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (i) personally delivered or transmitted by electronic mail, (ii) sent by nationally recognized overnight courier, or (iii) mailed by registered or certified mail with postage prepaid, return receipt requested, to the parties at the addresses set forth below their signatures hereto (or as changed by a party hereafter) and shall be deemed to be effective upon that personal or overnight delivery to the party, five (5) days after deposit in the US Mail, or upon that electronic transmission, provided that, in each case, notices delivered after 5:00 p.m. on a given day or on any day that is not a business day shall be deemed delivered on the next succeeding business day.

– Signature Page Follows –

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

AUDIOEYE, INC.

By:	/s/ Brittani Morelli
Name:	Brittani Morelli
Title:	Director of Human Resources

THE EMPLOYEE

By:	/s/ Chris Hundley
Name:	Chris Hundley
Address:	[redacted]

Email:	[redacted]
Phone:	[redacted]

[Confidentiality & Invention Assignment Agreement]